 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 25, 2019, relating to the financial statements and financial highlights of ICON Equity Income Fund, ICON Flexible Bond Fund, ICON Equity Fund (formerly ICON Long/Short Fund), ICON Consumer Select Fund (formerly ICON Financial Fund), ICON Natural Resources and Infrastructure Fund (formerly ICON Natural Resources Fund), ICON Health and Information Technology Fund (formerly ICON Information Technology Fund) and ICON Utilities and Income Fund (formerly ICON Utilities Fund), each a series of ICON Funds, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

July 10, 2020